SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 3, 2004

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11921	94-2844166
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 East 57th Street New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a)(1)	Effective date of agreement: September 1, 2004.

(a)(2)	A brief description of the terms and conditions of the agreement: E*TRADE Financial Corporation (the “Company”) entered into Employment Agreements (the “Agreement”) with each of the Company’s Section 16 officers, i.e., Mitchell H. Caplan; R. Jarrett Lilien; Arlen W. Gelbard; Louis Klobuchar; Joshua Levine, Robert J. Simmons and Russell S. Elmer. Each of the agreements was in the form attached hereto as Exhibit A. The form of Agreement provides for a three year term of employment which will automatically renew for one year periods; potential acceleration of equity compensation grants in certain circumstances; potential severance arrangements in the event of an involuntary termination of employment without cause during a change in control period or outside a change in control period, as those terms are defined in the Agreement and an agreement not to compete by accepting employment with certain enumerated competitors. Current base salaries are also set forth in the agreement. The base salaries for the Named Executive Officers are as follows: Mitchell H. Caplan, CEO, receives a base salary of $750,000 per year; R. Jarrett Lilien, President and Chief Operating Officer, receives a base salary of $650,000 per year; and each of Arlen W. Gelbard, Chief Banking Officer, Louis A. Klobuchar, Jr., Chief Brokerage Officer and Joshua S. Levine, Chief Technology and Administrative Officer, receives a base salary of $575,000 per year. The Agreements do not represent new hires or new appointments, as each of these individuals was serving in his respective position prior to entering into the Agreement.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.64	Form of Employment Agreement dated September 1, 2004 by and between the Company and each of Mitchell H. Caplan, R. Jarrett Lilien, Arlen W. Gelbard, Louis Klobuchar, Joshua Levine, Robert J. Simmons and Russell S. Elmer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

Date: September 3, 2004	By:	/S/ RUSSELL S. ELMER
	Name:	Russell S. Elmer
	Title:	Corporate Secretary